Exhibit 99

Family Dollar Announces First Quarter Earnings

Updates Fiscal 2008 Guidance

MATTHEWS, N.C.--(BUSINESS WIRE)--Family Dollar Stores, Inc. (NYSE: FDO), today reported that net income per diluted share for the first quarter of fiscal 2008 ended December 1, 2007, increased 2.8% to $0.37 compared with $0.36 for the first quarter of fiscal 2007 ended November 25, 2006. Net income for the quarter decreased 4.1% to $51.9 million compared with net income of $54.1 million for the first quarter of fiscal 2007.

“For almost 50 years, Family Dollar has provided customers with value and convenience. We know that in challenging economic times our customers rely on us even more to help them manage their increasingly constrained budgets,” said Howard R. Levine, Chairman and Chief Executive Officer. “While categories meeting every day consumable needs continued to perform well, our customers were more restrained with their discretionary spending this quarter. Given the current economic environment, we do not expect this trend to improve in the near term. To better reflect our customers’ needs in this environment, we are strengthening our assortments in key consumable categories, we are shifting our emphasis within discretionary categories, and we are reassessing our cost structure. As a result, we expect our financial performance to improve in the second half of fiscal 2008.”

As previously reported, sales for the first quarter of fiscal 2008 were approximately $1,683.0 million, or 5.2% above sales of approximately $1,600.3 million for the first quarter of fiscal 2007. The first quarter of fiscal 2008 ended December 1, 2007, included one additional week of post-Thanksgiving sales compared with the first quarter of fiscal 2007 ended November 25, 2006. Sales in the first quarter of fiscal 2008 were strongest in the Consumables category, driven primarily by sales of food, and the Seasonal and Electronics category, which benefited from the additional week of post-Thanksgiving sales compared with the first quarter of fiscal 2007. Sales of the Apparel and Home Products categories were weaker.

Comparable store sales for the first quarter of fiscal 2008 are reported for the 13-week period ending December 1, 2007, compared with the 13-week period ending December 2, 2006. As previously reported, comparable store sales decreased approximately 1.0% in the first quarter of fiscal 2008. The decrease in comparable store sales was a result of a decline in customer traffic, as measured by the number of register transactions. The average customer transaction increased slightly during the period.

The gross profit margin, as a percentage of sales, was 34.2% in the first quarter of fiscal 2008 compared to 34.5% in the first quarter of fiscal 2007. As a percentage of sales, higher seasonal markdowns and higher inventory shrinkage more than offset improved merchandise mark-up, resulting primarily from strong sales of pre-paid services and an additional week of holiday sales.

Selling, general and administrative (SG&A) expenses, as a percentage of sales, were 29.2% in the first quarter of fiscal 2008 compared with 28.9% in the first quarter of fiscal 2007. The increase in SG&A expenses, as a percentage of sales, was primarily a result of low comparable store sales performance, higher occupancy and other store-related expenses, and increased advertising expenses. The effect of these factors more than offset favorable trends in workers’ compensation and healthcare claims and lower professional fees.

The Company’s inventories at December 1, 2007, were $1.12 billion, or 2.8% above inventories of $1.09 billion at November 25, 2006. Excluding in-transit inventory, inventory per store at December 1, 2007, declined approximately 1% compared with inventory per store at November 25, 2006.

In the first quarter of fiscal 2008, capital expenditures were $36.6 million compared with $20.7 million in the first quarter of fiscal 2007. During the first quarter of fiscal 2008, the Company opened 67 new stores and closed 20 stores.

During the first quarter of fiscal 2008, the Company repurchased approximately 2.9 million shares for a total cost of $80.7 million. As of December 1, 2007, the Company had authorization to purchase up to $150 million of the Company’s common stock.

Outlook

As a result of the implementation of sales-driving initiatives, the Company expects the comparable store sales trend in the second half of fiscal 2008 will improve modestly and will contribute to earnings growth in the second half of fiscal 2008.

For the 52-week fiscal year ending August 30, 2008, the Company expects total sales to increase 2% to 3% compared with the 53-week fiscal year ended September 1, 2007. For the full year, the Company expects that comparable store sales will be flat or increase slightly and expects gross margin will be pressured by a higher sales mix of lower-margin consumables. However, the Company believes that better purchase markups, lower inventory shrinkage, and an aggressive focus on expense control can partially offset these pressures. For the full year, the Company expects that earnings per diluted share will be between $1.56 and $1.64.

Due to a calendar shift, the second quarter of fiscal 2008 ending March 1, 2008, will be impacted by both the loss of one week of holiday sales and one less week of sales as compared with the second quarter of fiscal 2007. The Company believes that these factors will result in a decline in total revenues of approximately 5% to 6% in the second quarter of fiscal 2008. For the quarter ending March 1, 2008, the Company expects comparable store sales will be flat to down slightly for the comparable thirteen-week reporting period. For the second quarter of fiscal 2008, the Company expects earnings per diluted share will be between $0.40 and $0.44.

The Company estimates that total sales for the December retail period increased approximately 3% and that comparable store sales decreased approximately 1%. The Company will report final sales results for the December period on Thursday, January 10, 2008.

Cautionary Statements

Certain statements contained in this report are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks, uncertainties and other factors include, but are not limited to:

  general economic conditions that could adversely impact consumer spending;
  economic conditions, including inflation and energy prices, that could affect our profitability;
  competitive factors that could limit our sales, growth or profitability;
  increases in comparable store sales and the success of our new store opening program;
  failure of existing or new technology to provide anticipated benefits;
  unusual weather, natural disaster, pandemic outbreaks, political events, war or acts of terrorism;
  our ability to select, obtain and market merchandise attractive to our customers at prices that allow us to profitably sell such merchandise;
  operational difficulties;
  our ability to operate distribution facilities;
  changes in regulations;
  changes in legal, regulatory or accounting guidance that could adversely affect our financial performance;
  higher costs or failure to achieve targeted results associated with the implementation of new programs or initiatives;
  adverse impacts associated with legal proceedings; and
  our ability to attract and retain employees.

Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under “Cautionary Statement Regarding Forward-Looking Statements” or “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed or to be filed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

First Quarter Earnings Conference Call Information

The Company will host a conference call with investors today, January 8, 2008, at 10:00 A.M. ET to discuss these results. If you wish to participate, please call (888) 215-0829 for domestic U.S. calls and (706) 634-8796 for international calls at least 10 minutes before the call is scheduled to begin. The conference ID for the conference call is 26507643.

There will also be a live webcast of the conference call that can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, January 8, 2008.

About Family Dollar

Operating small store locations, Family Dollar is one of the fastest growing discount retail chains in the United States. Family Dollar offers a core assortment of name-brand and quality consumable merchandise supplemented by fashion and seasonal merchandise at everyday low prices.

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,400 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the First Quarter Ended
(in thousands, except per share amounts)	December 1, 2007	% of Net Sales	November 25, 2006	% of Net Sales

Net sales	$1,683,043	100.0%	$1,600,264	100.0%

Cost of sales	1,107,018	65.8%	1,047,382	65.5%

Gross margin	576,025	34.2%	552,882	34.5%

Selling, general and administrative expenses	490,885	29.2%	461,755	28.9%

Operating profit	85,140	5.0%	91,127	5.6%

Interest income	2,085	0.1%	1,447	0.1%

Interest expense	4,611	0.3%	5,506	0.3%

Income before income taxes	82,614	4.8%	87,068	5.4%

Income taxes	30,668	1.8%	32,944	2.1%

Net income	$51,946	3.0%	$54,124	3.3%

Net income per common share - basic	$0.37		$0.36
Weighted average shares - basic	140,936		150,461

Net income per common share - diluted	$0.37		$0.36
Weighted average shares - diluted	141,324		150,961

Dividends declared per common share	$0.115		$0.105

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	For the First Quarter Ended
(in thousands, except per share and share amounts)	December 1, 2007	November 25, 2006
Assets
Current assets:
Cash and cash equivalents	$95,060	$115,270
Investment securities	130,225	121,165
Merchandise inventories	1,121,813	1,090,266
Deferred income taxes	97,189	138,352
Prepayments and other current assets	58,184	36,520
Total current assets	1,502,471	1,501,573

Property and equipment, net	1,057,544	1,062,215
Deferred income taxes	18,949	—
Other assets	26,126	25,667

Total assets	$2,605,090	$2,589,455

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings	$53,500	$—
Accounts payable	563,001	541,704
Accrued liabilities	466,066	432,146
Income taxes payable	24,731	32,573
Total current liabilities	1,107,298	1,006,423

Long-term debt	250,000	250,000
Deferred income taxes	68,097	76,592
Income taxes	48,429
Commitments and contingencies

Shareholders' Equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares
Common stock, $.10 par; authorized 600,000,000 shares	14,412	17,890
Capital in excess of par	153,000	150,536
Retained earnings	1,039,975	1,584,672
	1,207,387	1,753,098
Less: common stock held in treasury, at cost	76,121	496,658

Total shareholders' equity	1,131,266	1,256,440

Total liabilities and shareholders' equity	$2,605,090	$2,589,455

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the First Quarter Ended
(in thousands)	December 1, 2007	November 25, 2006
Cash flows from operating activities:
Net income	$51,946	$54,124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,058	35,473
Deferred income taxes	(27,641)	(6,817)
Stock-based compensation	2,536	2,000
Loss on disposition of property and equipment	1,466	465
Changes in operating assets and liabilities:
Merchandise inventories	(55,915)	(52,407)
Income tax refund receivable	44,394	2,397
Prepayments and other current assets	(5,479)	(7,628)
Other assets	72	906
Accounts payable and accrued liabilities	(66,777)	(13,472)
Income taxes payable	72,132	32,573
	54,792	47,614
Cash flows from investing activities:
Purchases of investment securities	(535,655)	(81,745)
Sales of investment securities	602,925	97,085
Capital expenditures	(36,563)	(20,654)
Proceeds from dispositions of property and equipment	173	109
	30,880	(5,205)
Cash flows from financing activities:
Revolving credit facility borrowings	404,300	—
Repayment of revolving credit facility borrowings	(350,800)	—
Repurchases of common stock	(80,709)	—
Changes in cash overdrafts	(34,285)	1,179
Proceeds from employee stock options	81	7,344
Excess tax benefits from stock-based compensation	(55)	397
Payment of dividends	(16,320)	(15,786)
	(77,788)	(6,866)

Net increase (decrease) in cash and cash equivalents	7,884	35,543
Cash and cash equivalents at beginning of period	87,176	79,727
Cash and cash equivalents at end of period	$95,060	$115,270

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY DIVISION:
	For the First Quarter Ended
	December 1,	November 25,
(in thousands)	2007	2006	% Change
Consumables	$1,023,275	$964,944	6.0%
Home products	248,653	242,413	2.6%
Apparel and accessories	216,468	222,901	-2.9%
Seasonal and electronics	194,647	170,006	14.5%
TOTAL	$1,683,043	$1,600,264	5.2%

STORES IN OPERATION:
	For the First Quarter Ended
	December 1,	November 25,
	2007	2006
Beginning Store Count	6,430	6,173
New Store Openings	67	87
Store Closings	(20)	(8)
Ending Store Count	6,477	6,252
Total Square Footage (000s)	54,762	53,006
Total Selling Square Footage (000s)	45,546	44,006

CONTACT:
Family Dollar Stores, Inc.
Investor Contact:
Kiley F. Rawlins, CFA
704-849-7496
krawlins@familydollar.com
or
Media Contact:
Josh Braverman
704-814-3447
jbraverman@familydollar.com